Executive Employment & Consulting Agreement

THIS AGREEMENT is dated for reference the 1st of October, 2005.

BETWEEN:

Capital Alliance Group Inc a company incorporated under the laws of British Columbia, having an office at 12F, 777 West Broadway, Vancouver, BC, Canada V5Z 4J7

(collectively the "**Company**")

AND: **Troy W. Rice of CliqueThru Technologies, Inc., a Limited Liability Company organized under the laws of the state of Arizona having an office at 7520 East Larkspur Drive, Scottsdale, Arizona 85260.**

(the "**Executive**")

WHEREAS:

A. The Company is an investment holding company with business and technology schools operating in China.

B. The Company wishes to retain the services of the Executive on the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants hereinafter contained, the parties have agreed as follows:

1. **EMPLOYMENT**

1.1 The Company hereby retains the Executive as a consultant, and Executive will serve as Chief Operating Office of CIBT School of Business & Technology Corp and Director of Capital Alliance Group Inc or in such other capacity as the parties may mutually agree, upon the terms and conditions of the Agreement.

1.2 Capital Alliance Group Inc. will take whatever steps are necessary to have Executive elected to serve on its Board of Directors.

1.3 The Executive shall carry out such duties as the Company's board of directors and the CEO may from time to time reasonably determine, including but not limited to:

(a) Lead the business development department to explore business opportunities;

(b) Assist CIBT in the implementation of marketing strategies, sales policies, procedures, financial forecasts and monitoring systems to promote the efficient use of the Company's resources;

(c) Develop and implement the Company's policies, procedures, rules and regulations;

(d) Evaluate new business opportunities;

(e) Provide guidance and assistance to expand CIBT campuses to new locations in Asia;

(f) Assist in the financial planning of the Company;

(g) Liaison with the Company's US academic partners;

(h) Explore and develop new curriculum potentials in cooperation with CIBT management team;

(i) Conduct investor presentations from time to time;

(j) Report to the Company's board of directors in the manner and frequency as may be determined by the board of directors.

2. **TERM**

2.1 The term of this Agreement shall be for a period of 15 months commencing October 1, 2005 (the "Start Date"). From October 1, 2005 to December 31, 2005 on a quarter time basis and on a half time basis for the balance of the term subject to earlier termination as provided for in this Agreement.

2.2 Parties may change the terms of this Agreement from half time to full time upon mutual consent, advance notice and mutual acceptance of compensation arrangements.

2.3 In this Agreement, references to "Year" mean each 12 months period commencing from the Start Date and each anniversary of the Start Date.

2.4 This Agreement may be renewed by mutual agreement of the parties.

3. **REMUNERATION, ETC.**

3.1 In consideration of the Executive's services under this Agreement, the Company shall compensate the Executive in accordance to the payment structure as described in **Schedule A** of this Agreement attached hereto, on a monthly basis, payable in arrears on the last calendar day of each month.

3.2 The Executive shall be entitled to three weeks vacation during each year of this Agreement if and when the Agreement requires the Executive to provide services on a full time basis, to be taken at a time acceptable to both parties.

3.3 The Executive shall be entitled to purchase shares of the Company's stock in the number of shares and under the terms designated in Schedule A. During the initial term, Executive will have no other rights to participate in stock plans the Company may have

in place subject to the participation policies mandated by regulatory policies and other terms thereof. As a consultant, the Executive shall not have any cash entitlement with respect to benefits the Executive has chosen not to receive.

3.4 The Company shall reimburse the Executive for all reasonable and pre-agreed expenses incurred by the Executive in furtherance of the Company's business. The Executive shall, to the greatest extent possible, submit statements and vouchers for all expenses claimed. The Executive acknowledges that the Company will only reimburse those expenses that are reasonable or to which the Company has granted prior authorization.

3.5 If the Company's board of directors should determine to insure the life of the Executive, the Executive shall cooperate with the Company and the insurer and do all reasonable things required to permit the placing or continuance of such insurance coverage upon his life.

3.6 All payments to be made by the Company to the Executive shall not be subject to Canadian statutory deductions for taxes, unemployment insurance, medical insurance, and pension contributions. The Executive shall be responsible for his own payments to those agencies responsible for these expenses.

4. CONFIDENTIAL INFORMATION

4.1 The parties acknowledge that the Executive, in the course of providing services to the Company, will have access to confidential information concerning the Company and its subsidiaries and, therefore, the Executive agrees that he will not, either during the term of this Agreement or upon termination of this agreement thereafter, divulge or utilize to the detriment of the Company any of such confidential information so obtained. The provisions of this section shall survive the expiry or earlier termination of this Agreement.

5. DEVOTION OF TIME AND NON-COMPETITION

5.1 The Company acknowledges that the Executive may provide his services to other non-competing businesses in United States while the Executive is retained by the Company as a consultant and on a half time basis.

5.2 In the event that the working arrangement is upgraded to a full time basis, the Executive shall devote his full time efforts and undivided attention to the Company's business as may be required to properly perform his duties hereunder.

5.3 During the term and any renewal of this Agreement, and for a period of six (6) months thereafter, the Executive agrees that he shall not engage in any other business activities or serve as an officer or director in any other company or other entity (a "Competitor") in competition in Asia with the Company. Furthermore, the Executive shall not, directly or indirectly be interested in or compensated by any Competitor carrying on business similar to the Company and shall not own or hold any securities or other ownership interest in any such Competitor provided, however, that the Executive may own not more than 5% of the issued and outstanding capital stock of a corporation.

5.4 The Executive is prohibited from contacting any employees, business associates, suppliers, vendors and customers of the Company, to the extent that Executive does not have a relationship with such business associate, supplier, vendor or customer that existed prior to this Agreement, for a period of 12 months after his departure from the Company.

6. **TERMINATION OF AGREEMENT**

6.1 This Agreement may only be terminated by the Company if:

(a) the Executive is dishonest in dealing with the Company or its customers or suppliers, or his conduct is in a significant way detrimental to Company's business or materially and adversely affects his ability to perform his duties hereunder;

(b) the Executive fails to perform assigned duties diligently and in a manner acceptable to the Company, which failure is not fully remedied by the Executive within ten business days after notice in writing thereof have been given by the Company to the Executive;

(c) the Executive breaches or causes to breach a material term of this Agreement; or

(d) the Executive is convicted of a misdemeanour or felony involving fraud or illegality,

(e) the Executive fails to generate, achieve and maintain the financial goals or performance criteria prepared by the Executive and thereupon approved by the Company.

(f) the Executive engages in any behaviour that is considered and viewed to be conduct detrimental to the Company's business and reputation.

6.2 If the Executive dies during the term or any renewal of this Agreement, the Company shall pay to the estate of the Executive the compensation which otherwise would be payable to such Executive up to the end of the month in which the Executive's death occurs.

6.3 The Executive or the Company may terminate this agreement by giving the Company two (2) months notice in writing, provided however the Executive is not currently engaged in a project that requires its sole particular expertise and knowledge. The Executive must be able to transfer/relinquish its responsibilities without creating or causing a disruption to the company's business.

7. **MISCELLANEOUS**

7.1 All notices and other communications required or permitted by this Agreement to be given or made by either party to the other shall be given or made in writing and be delivered by hand or registered mail (except during a postal disruption) to the parties at the addresses set forth in this Agreement, or at such other address as the parties designate

by notice in writing to the other. Proof of delivery in such manner shall constitute proof of receipt.

7.2 This Agreement may not be assigned by either party without prior written consent of the other.

7.3 This Agreement may not be transferred or assigned to any other party under any circumstances.

7.4 This Agreement shall be construed solely under and governed by the laws of British Columbia and the law of Canada and United States applicable therein.

7.5 This Agreement represents the entire agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties. This Agreement may not be amended or otherwise modified except by an instrument in writing signed by both parties.

7.6 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written notwithstanding its actual date of execution.

Capital Alliance Group Inc.
by its authorized signatory:

Name: Toby Chu

Title: President & CEO

CIBT School of Business & Technology Corp
by its authorized signatory:

Name: Toby Chu

Title: President & CEO

SIGNED, SEALED AND DELIVERED by TROY RICE in the presence of:

Signature of Witness

Chris Niedzadski

Print Name

MR. TROY RICE